Exhibit 99.1

GATEWAY BANK OF PENNSYLVANIA

Proxy for Special Meeting of Shareholders

to be held                     , 2012

This Proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints                     , with full power of substitution, to appear at the Special Meeting of Shareholders of Gateway Bank of Pennsylvania (“Gateway”) to be held on                     , 2012 at          [a.m./p.m.] local time, and at any postponement or adjournment thereof (the “Special Meeting”), and to vote all of the shares of Common Stock of Gateway that the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

The Board of Directors recommends a vote FOR each of the proposals listed below.

	FOR	AGAINST	ABSTAIN
1. Proposal to adopt the Agreement and Plan of Merger, dated as of March 29, 2012, by and between S&T Bancorp, Inc. and Gateway Bank of Pennsylvania.	☐	☐	☐

2. Proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies.	☐	☐	☐

This proxy shall be voted “for” the proposals listed above unless otherwise indicated. If any other business is presented at said Special Meeting, this proxy shall be voted in accordance with the discretion of the proxyholder. This proxy may be revoked in writing at any time prior to exercise, or by voting in person at the Special Meeting.

Date: , 2012

Signature(s) of Shareholder(s)

When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE DATE, SIGN AND MAIL PROMPTLY

IN THE ENCLOSED STAMPED RETURN ENVELOPE